EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS
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     We consent to the incorporation by reference in the Registration Statements of Savoir Technology Group, Inc. on Forms S-8 (File Nos. 033-64279, 333-30825, 333-08989 and 333-30058) and Forms S-3 (File Nos. 333-53225, 333-61865 and
333-77377) of our report dated January 27, 2000, except for Note 16, as to which the date is March 2, 2000 on our audits of the consolidated financial statements and financial statement schedule of Savoir Technology Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP





Austin, Texas

March 28, 2000